INVESCO DEVELOPING MARKETS FUND                                    SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER :        811-05426
SERIES NO.:          13

72DD.   1 Total income dividends for which record date passed during the period. (000's Omitted)
          Class A               $ 11,476
        2 Dividends for a second class of open-end company shares (000's Omitted)
          Class B               $    411
          Class C               $  1,198
          Class Y               $    834
          Institutional Class   $    539
73A.      Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1 Dividends from net investment income
          Class A                 0.3330
        2 Dividends for a second class of open-end company shares (form nnn.nnnn)
          Class B                 0.2072
          Class C                 0.2072
          Class Y                 0.3732
          Institutional Class     0.4109
74U.    1 Number of shares outstanding (000's Omitted)
          Class A                 35,137
        2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B                 1,921
          Class C                 6,239
          Class Y                 3,794
          Institutional Class     1,638
74V.    1 Net asset value per share (to nearest cent)
          Class A               $  29.08
        2 Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B               $  28.32
          Class C               $  28.29
          Class Y               $  29.14
          Institutional Class   $  29.09